UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2014

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25809	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Blvd., Suite 220, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2014, the Board of Directors of Apollo Medical Holdings, Inc. (the “Company”) appointed Mitchell R. Creem as Chief Financial Officer and Principal Financial and Accounting Officer of the Company, effective May 22, 2014.

Mr. Creem joined the Company’s Board of Directors in October 2012 and will continue to serve as a director of the Company. Mr. Creem has served as President of Bridgewater Healthcare Group, a hospital and health network management services and performance consulting firm since February 2012. From June 2008 to January 2012, Mr. Creem was the CEO for the Keck Hospital of USC and USC Norris Cancer Hospital where he led USC’s acquisition of the hospitals from Tenet Healthcare. From 2004 to 2008 he was the Associate Vice Chancellor and Chief Financial Officer for the UCLA Medical Sciences. From 2000 to 2004, he served as CFO of Beth Israel Deaconess Medical Center and from 1996 to 2000 he served as CFO of Tufts Medical Center. Previously, he served as Manager with PriceWaterhouseCoopers in their healthcare consulting practice. He earned a BS in Accounting and Business Management from Boston University and an MHA in Hospital Administration from Duke University. Mr. Creem is 54 years old.

Mr. Creem will be a consultant to the Company and will be paid $10,000 per month. Mr. Creem continues to be subject to the Company’s Directors Agreement and to receive the benefits of a director as outlined in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014.

In conjunction with the above, the Company’s current Chief Financial Officer Kyle Francis resigned effective May 21, 2014 and will continue to support the Company during the transition period.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: May 22, 2014	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer